UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (RULE 14a-101)

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LIPOSCIENCE, INC.
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LipoScience Announces 2014 Third Quarter Financial Results

RALEIGH, N.C., November 12, 2014 (GLOBE NEWSWIRE) -- LipoScience, Inc. (NASDAQ: LPDX) today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Quarterly revenue decreased 5% sequentially and 33% year-over-year to $8.6 million

•	Net loss was $4.3 million and Basic and Diluted EPS was $(0.28) versus $(0.31) in Q3 2013

•	Net cash used in operating activities was $1.9 million for the three months ended September 30, 2014, a decrease of $0.3 million from the same period last year

Third Quarter 2014 Operating Results

Total revenue for the third quarter of 2014 decreased approximately 5% sequentially and 33% year-over-year to $8.6 million, compared to $9.0 million in the prior quarter and $12.7 million in the corresponding quarter of the prior year. NMR LipoProfile test unit volumes decreased approximately 8% sequentially and 38% year-over-year to 318,000, compared to 346,000 in the prior quarter and 509,000 in the corresponding quarter of the prior year. The sequential and year-over-year decreases in revenue and unit volumes were due to the termination of our contract with Health Diagnostic Laboratory, Inc., or HDL, during the second quarter of 2014. The overall average selling price of NMR LipoProfile tests remained flat sequentially and increased 4% year-over-year. The year-over-year increases primarily resulted from the termination of our relationship with HDL.

For the third quarter ended September 30, 2014, gross profit was $6.3 million compared to $10.1 million in the prior year, a decrease of 38%. As a result of the decreased revenue, the Company’s gross margin decreased to 73% for the three months ended September 30, 2014, compared to 80% for the third quarter of 2013.

Sales and marketing expenses were $4.6 million, down 40% compared to $7.6 million in the prior year period. As a percentage of revenues, sales and marketing expenses were 53% of revenues for the third quarter of 2014, compared to 60% of revenues in the third quarter of 2013. The decrease was primarily driven by lower staff-related costs and lower marketing costs.

General and administrative expenses were $3.5 million, up 7% compared to $3.3 million in the prior year period. As a percentage of revenues, general and administrative expenses were 41% of total revenues for the third quarter of 2014, compared to 26% of revenues in the third quarter of 2013. The increase primarily resulted from the $1.0 million merger-related expenses incurred in connection with the proposed merger with LabCorp, which were partially offset by lower professional and consulting fees and lower staff-related costs.

Research and development expenses were $2.0 million, down 41% compared to $3.4 million in the prior year period. As a percentage of revenues, research and development expenses were 24% of total revenues for the third quarter of 2014, compared to 27% of revenues in the third quarter of 2013. The decrease was primarily due to lower staff-related costs, and lower contract and consulting fees.

Net loss for the third quarter of 2014 was $4.3 million, compared to a net loss of $4.6 million in the third quarter of 2013. Basic and diluted net loss per share was $(0.28) for the third quarter of 2014, compared to a net loss per share of $(0.31) in the third quarter of 2013.

Liquidity and Capital Resources

As of September 30, 2014, LipoScience had approximately $40.0 million of cash and cash equivalents and $15.9 million of total debt. Net cash used in operating activities was $1.9 million for the three months ended September 30, 2014, a decrease of $0.3 million from the same period last year. Net cash used in operating activities was $5.4 million for the nine months ended September 30, 2014, a decrease of $3.6 million from the same period last year.

Proposed Acquisition of LipoScience by LabCorp

On September 24, 2014, LipoScience, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”), and Bear Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LabCorp (“Merger Sub”). The Merger Agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business as a wholly-owned subsidiary of LabCorp. The merger is conditioned, among other things, on (i) the approval of the holders of a majority of the outstanding shares of the Company’s common stock at a special meeting to be held on November 20, 2014, starting at 10:00 a.m. Eastern Time, at the Company’s headquarters, located at 2500 Sumner Boulevard, Raleigh, North Carolina and (ii) the absence of certain legal impediments to the consummation of the merger.

About LipoScience, Inc.

LipoScience, Inc. (Nasdaq: LPDX) is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared, outcome proven, society endorsed blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease.  For further information on LipoScience, please visit www.liposcience.com.

Additional Information about the Acquisition
This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of LipoScience by LabCorp described in the definitive proxy statement filed by LipoScience with the U.S. Securities and Exchange Commission (SEC) on October 20, 2014. Investors and stockholders of LipoScience are urged to read the definitive proxy statement filed by LipoScience on October 20, 2014 and other relevant materials filed with the SEC because they contain important information about the proposed acquisition. The definitive proxy statement was mailed to LipoScience stockholders on or about October 22, 2014, and supplemented by definitive additional materials filed with the SEC on October 27, 2014, and by a supplement to the definitive proxy statement mailed to LipoScience stockholders on or about November 10, 2014. Investors and stockholders may also obtain a free copy of the definitive proxy statement and other documents filed by LipoScience at the SEC's website, www.sec.gov. In addition, these documents can also be obtained by investors and stockholders free of charge at LipoScience's website, www.liposcience.com, or from LipoScience upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.
LabCorp, LipoScience and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of LipoScience in connection with the proposed acquisition. Information about LabCorp's directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014. Information about LipoScience's directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the acquisition may be found in the definitive proxy statement related to the acquisition filed with the SEC on October 20, 2014.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: our proposed merger with LabCorp, our industry, business strategy, goals and expectations concerning our future operations, performance or results, profitability, capital expenditures, liquidity and capital resources, timing or anticipated results of our FDA submissions and other financial and operating information. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$39,996	$49,574
Accounts receivable, net	3,884	5,821
Inventories	199	224
Prepaid expenses and other	697	972
Total current assets	44,776	56,591
Property and equipment, net of accumulated depreciation of $12,703 and $12,608 at September 30, 2014 and December 31, 2013, respectively	16,564	13,955
Other noncurrent assets:
Restricted cash	502	502
Intangible assets, net	753	841
Deferred financing costs	47	64
Other assets	53	45
Total other noncurrent assets	1,355	1,452
Total assets	$62,695	$71,998
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,738	$2,045
Accrued expenses	3,833	3,744
Current maturities of long-term debt	3,904	—
Long-term debt reclassified to current	—	15,816
Total current liabilities	9,475	21,605
Long-term liabilities:
Long-term debt, less current maturities	11,961	—
Other long-term liabilities	2,549	2,635
Total liabilities	23,985	24,240
Stockholders’ equity:
Common stock, $.001 par value; 75,000,000 shares authorized; 15,346,985 and 15,188,861 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	15	15
Preferred stock, $.001 par value; 5,000,000 shares authorized; issuable in series, no shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	109,582	108,271
Accumulated deficit	(70,887)	(60,528)
Total stockholders’ equity	38,710	47,758
Total liabilities and stockholders’ equity	$62,695	$71,998

LipoScience, Inc.
Statements of Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$8,562	$12,738	$29,615	$39,665
Cost of revenues	2,272	2,608	7,347	8,074
Gross profit	6,290	10,130	22,268	31,591
Operating expenses:
Research and development	2,010	3,389	6,627	9,639
Sales and marketing	4,571	7,616	14,646	21,077
General and administrative	3,541	3,304	10,065	9,381
Total operating expenses	10,122	14,309	31,338	40,097
Loss from operations	(3,832)	(4,179)	(9,070)	(8,506)
Other expense:
Interest income	6	27	17	74
Interest expense	(434)	(473)	(1,306)	(1,471)
Other expense	—	(2)	—	(16)
Total other expense	(428)	(448)	(1,289)	(1,413)
Net loss	$(4,260)	$(4,627)	$(10,359)	$(9,919)
Net loss per share—basic and diluted	$(0.28)	$(0.31)	$(0.68)	$(0.67)
Weighted average shares used to compute basic and diluted net loss per share	15,282,639	14,727,286	15,249,232	14,727,286
Comprehensive loss	$(4,260)	$(4,627)	$(10,359)	$(9,919)

LipoScience, Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Operating activities
Net loss	$(10,359)	$(9,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,611	1,196
Amortization of deferred financing costs	17	27
Amortization of debt discount	49	80
Stock-based compensation expense	972	1,065
Fair value remeasurement of preferred stock warrant liability	—	(2)
Loss on sale or disposal of assets	157	401
Changes in operating assets and liabilities:
Accounts receivable, net	1,937	(1,362)
Inventories	25	(87)
Prepaid expenses and other	200	(59)
Accounts payable and accrued expenses	41	(462)
Other non-current assets	(8)	(31)
Other long-term liabilities	(86)	146
Net cash used in operating activities	(5,444)	(9,007)
Investing activities
Purchases of property and equipment	(4,525)	(2,939)
Capitalized patent and trademark costs	(48)	(154)
Proceeds from sale of equipment	100	150
Net cash used in investing activities	(4,473)	(2,943)
Financing activities
Payments on revolving line of credit	—	(5,000)
Payments of Series F redeemable convertible preferred stock accrued dividends	—	(5,200)
Changes in restricted cash	—	1,004
Changes in deferred financing costs	—	(6)
Issuance cost of common stock	—	(4,443)
Proceeds from issuance of common stock	—	51,750
Proceeds from exercise of stock options	339	651
Net cash provided by financing activities	339	38,756
Net (decrease) increase in cash and cash equivalents	(9,578)	26,806
Cash and cash equivalents at beginning of period	49,574	24,768
Cash and cash equivalents at end of period	$39,996	$51,574

Media Contact:	Investor Contact:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com